SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. ___)*

                               724 SOLUTIONS, INC.
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                           (Title of Class Securities)

                                    81788Q100
                                 (CUSIP Number)

                                December 31, 2000
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                /_/ Rule 13d-1(b)
                                /_/ Rule 13d-1(c)
                                /X/ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------              ---------------------------------
CUSIP No. 81788Q100                   13G
---------------------------------              ---------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        SONERA CORPORATION
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
         (SEE INSTRUCTIONS)                                            (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         FINLAND
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER                 6,400,000
                             ------ --------------------------------------------
BENEFICIALLY OWNED BY        6      SHARED VOTING POWER                       0
                             ------ --------------------------------------------
EACH REPORTING               7      SOLE DISPOSITIVE POWER            6,400,000
                             ------ --------------------------------------------
PERSON WITH                  8      SHARED DISPOSITIVE POWER                  0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                             6,400,000
-------- -----------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                                  |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                 16.4
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                         HC
-------- -----------------------------------------------------------------------


Item 1(a)     Name of Issuer:

              724 SOLUTIONS, INC.

Item 1(b)     Address of Issuer's Principal Executive Offices:

              4101 YONGE STREET, SUITE 702, TORONTO, ONTARIO, CANADA A6 00000

Item 2(a)     Name of Person Filing:

              SONERA CORPORATION

Item 2(b)     Address of Principal Business Office or, if none, Residence:

              TEOLLISUUSKATU 15, P.O. BOX 106, FIN-00051, HELSINKI, FINLAND

Item 2(c)     Citizenship:

              FINLAND

Item 2(d)     Title of Class of Securities

              COMMON STOCK, NO PAR VALUE

Item 2(e)     CUSIP Number:

              81788Q100

Item 3.       If  this   Statement  is filed pursuant to  Sections  240.13d-1(b)
              or 240.13d-2(b) or (c), check whether the person filing is a:

              NOT APPLICABLE

Item 4.       Ownership

              Provide the  following  information regarding the aggregate number
              and   percentage  of  the   class  of  securities  of  the  issuer
              identified in Item 1.

              (a) Amount beneficially owned: 6,400,000

              (b) Percent of class: 16.4%

              (c) Number of shares as to which the person has:

                  (i)      Sole  power to  vote or to direct the vote: 6,400,000

                  (ii)     Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of: 6,400,000

                  (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.       Ownership of Five Percent or Less of a Class

              NOT APPLICABLE

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

              NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

              If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

              (Please see Exhibit A.)

Item 8.       Identification and Classification of Members of the Group

              NOT APPLICABLE

Item 9.       Notice of Dissolution of the Group

              NOT APPLICABLE

Item 10.      Certifications

              NOT APPLICABLE

                                   SIGNATURES

     After reasonably inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE: February 14, 2001                 SONERA CORPORATION

                                        By:/s/ Maire Laitinen
                                           ---------------------------------
                                           Name:  Maire Laitinen
                                           Title: General Counsel

                                        By: /s/ Kim Ignatius
                                           ---------------------------------
                                           Name:    Kim Ignatius
                                           Title:   Executive Vice President
                                                    and Chief Financial Officer